Exhibit 99.1

BEAM GLOBAL CLOSES ACQUISITION OF EUROPE BASED TELCOM

Acquisition Brings New Customers, Revenues, Margins and Power Electronics Expertise

SAN DIEGO, CA – September 05, 2024 – Beam Global, (Nasdaq: BEEM) (“Beam Global” or the “Company”), a leading provider of innovative and sustainable infrastructure solutions for the electrification of transportation and energy security, announced the closing of the acquisition of Telcom, a European based company located in Belgrade (“Telcom”), which since 1990, engineers and manufacturers specialized power electronics including invertors, charge controllers, power supplies and LED lighting.

Acquisition Expands Market Reach and Product Development while Providing Vital Power Electronics Expertise

Beam Global expects that the acquisition of Telcom will enable the Company to enhance its products, improve quality, reduce warranty and service requirements, and reduce costs through the replacement of third-party power electronic components with Beam Global engineered and manufactured solutions.

The Company believes that Beam Global’s current and future suite of products, which currently rely upon power electronic components provided by outside vendors, will be enhanced by the replacement of those components with proprietary and tailored solutions which we believe will cost less, be more effective and which will reduce future warranty and service costs. Telcom, now Beam Europe’s power electronics team, will be tasked with creating bespoke solutions to replace third-party products enabling Beam Global to retain margin and create products with lower failure rates which are better suited for the unique attributes of Beam’s patented product portfolio.

Beam Global also intends to support Telcom in growing its current legacy business with notable large customers that include the region’s largest telecommunications provider and a materials rehandling product company, engaged in the electrification of forklifts and other equipment. Beam Global and Telcom believe that there are significant opportunities to cross-sell the Company’s energy storage and renewable energy products to Telcom’s existing client base, providing further growth opportunities for the combined entity.

“Beam Global’s unique suite of products have equally unique power electronics requirements,” said CEO of Beam Global Desmond Wheatley. “Until now our talented engineering team has found ways to make off-the-shelf components perform tasks which they are capable of, but were not necessarily designed for, resulting in increased costs and complexities within our products. The acquisition of Telcom continues our strategy of vertical integration and market expansion which we started with AllCell batteries in 2022 and Amiga’s streetlight and other capabilities in 2023. I am thrilled that Beam Global products will finally start to integrate technology solutions which are designed to address the highly challenging conditions in which they have to operate. I believe our products will become more powerful, more reliable and less expensive to make. That’s great news for our customers and great news for improving profitability. We will also continue to grow and support Telcom’s core business in ways which we believe that they have previously not been able. I have met with leadership at Telcom’s largest customers and consistently heard that they wish to do more with Telcom. Beam will make that happen. Improved products, increased revenues, increased profitability, more product and customer reach, and an excellent value-creating team of highly skilled engineers is what I see coming with this acquisition, and we have done it with a transaction structure that improves our cash as well as our working capital positions.”

Telcom to be folded into Beam Europe

Telcom was founded in 1990, and has electrical engineering, product development and manufacturing capabilities, which Beam Global believes are ideally suited to improve the Company’s current and future products for the global market. Telcom has a well-respected and highly talented team of electrical engineers, focused on power electronics and the integration of renewables and energy storage. We believe that Telcom is well positioned to create solutions which will reduce Beam Global’s reliance on third-party components and solutions. Telcom’s team of highly qualified engineers will be integrated with Beam Europe’s current team, which we believe will provide a valuable and cost-effective enhancement and acceleration of product development cycles with very attractive economics.

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Deal Structure

Telcom reported over EUR 600,000 in revenue in 2023. Beam Global expects significant growth in 2024 based on Telcom’s current business, and further as Telcom is integrated with Beam Europe. The purchase price for the acquisition was EUR 815,298 of which EUR 385,298 was paid in unregistered shares of Beam Global common stock and EUR 430,000 was paid in cash. In addition to the above, the sellers of Telcom have the ability to earn up to an additional EUR 250,000, paid entirely in stock, if Telcom meets certain revenue milestones. At closing, Telcom had a working capital balance of approximately EUR 500,000 consisting of cash of approximately EUR 220,000, accounts receivable of EUR 115,000, inventory of EUR 275,000 and accounts payable of EUR 110,000, providing a positive working capital balance of approximately EUR 500,000. The net cost to Beam Global for the acquisition is approximately EUR 315,000.

About Beam Global

Beam Global is a clean technology innovator which develops and manufactures sustainable infrastructure products and technologies. We operate at the nexus of clean energy and transportation with a focus on sustainable energy infrastructure, rapidly deployed and scalable EV charging solutions, safe energy storage and vital energy security. With operations in the U.S. and Europe, Beam Global develops, patents, designs, engineers and manufactures unique and advanced clean technology solutions that power transportation, provide secure sources of electricity, save time and money and protect the environment. Beam Global is headquartered in San Diego, CA with facilities in Chicago, IL and Belgrade and Kraljevo, Serbia. Beam Global is listed on Nasdaq under the symbol BEEM. For more information visit BeamForAll.com, LinkedIn, YouTube and X (formerly Twitter).

Forward-Looking Statements

This Beam Global Press Release may contain forward-looking statements. All statements in this Press Release other than statements of historical facts are forward-looking statements. Forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may,” or other words and similar expressions that convey the uncertainty of future events or results. These statements relate to future events or future results of operations, including, but not limited to statements regarding the acquisition of Telcom, its expected benefits, and the anticipated future financial performance as a result of the acquisition or in connection with the integration of Telcom with Beam Europe. These statements relate to future events or future results of operations. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause Beam Global's actual results to be materially different from these forward-looking statements. Except to the extent required by law, Beam Global expressly disclaims any obligation to update any forward-looking statements.

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